MULUNCAY PROJECT

Gold-Silver Deposit

Arcapamba, Ecuador

Report Prepared by Exploration Alliance Ltd

Authors: A. Tunningley and C.Wilson

July 2008

Muluncay Project, Ecuador

1.0	Introduction
The Muluncay Project comprises three past producing gold mines located in the El Oro Province of Ecuador, 60 kilometres east of the major port of Machala (Figure 1). The project is currently operated by Minera Del Paciﬁco. Access is via paved road in good condition, and partial gravel track. The local towns of Portovelo and Zaruma are easily accessible from the property and can provide experienced labor.

2.0	Terms of Reference
Exploration Alliance Ltd (EAL) geologists visited the Aguacate Mine on 23rd April 2008 as part of a review of gold projects in Ecuador. A field assessment of the geology, including underground observations, was undertaken. A 43-101 Technical Report was provided by the client.

3.0	Historical Production
The Muluncay Project lies within a major historic gold-silver producing district known as the Portovelo-Zaruma-Ayapamba district (Figure 1). Production commenced in 1905 and the district has since yielded approximately 4.5 million ounces of gold. The majority of this production is from the Grand Shaft Mine, Casa Negra concession which produced 3.5 million ounces of gold and 12 million ounces of silver at 14.6 g/t gold and 48.9 g/t silver.

4.0	Muluncay Concession
Three mines are held under the Muluncay concession; Aguacate, Fatima and Nueva Esperanza 1. Also held is an operational processing plant which is currently being upgraded to 110 tons per day, with a final estimated capacity of 500 tons per day. Modernisation of mining methods and mine preparation are ongoing.

The Aguacate Mine is the main focus of current work. Mineralisation is hosted in two subparallel veins, Jen and Christina, which have an estimated vertical extent of approximately 800 metres and a strike length of approximately 1500 metres. Average vein width is 1.2 metres.

High grade ore has been extracted manually, almost exhausting bonanza grade material to a depth of 200 metres. However, vein material below approximately 20 g/t Au has not been considered economic in the past and there has been no drilling to test depth potential. Mineralisation in the district occurs over a 1400 metre vertical range, and the nearby Casa Negra mine has been developed over 800 metres vertically.

4.1	Mineralisation
Previously described as a low sulphidation vein type deposit, mineralisation at Muluncay is now believed to represent a mesothermal vein and breccia target (Figure 2).

Jen and Christina breccias have been the focus of historic development. Exploration of other sub-parallel veins and breccias situated between the Jen and Christina structures is required. Additionally, stockwork quartz-sulphide veins in the hanging walls of the main structures have not been worked historically due their relatively low grade, however modern mining and processing techniques means this style of mineralisation should also be considered (Figure 3).

Mineralisation occurs mainly in the form of breccias (Figure 2), composed of sub-angular, chlorite-pyrite altered andesite fragments supported in a coarse-grained, banded and comb texture quartz (Figures 4 and 5). Mulitple stages of sulphide mineralisation associated with later quartz, quartz-calcite and calcite veins is recognised (Figures 6 and 7). The main sulphides are iron rich sphalerite, galena and pyrite. High gold grades are typically associated with high pyrite content, whereas high silver grades are associated with high galena content.

Stockwork quartz-sulphide veins have formed in the hanging wall of breccias and have not been mined historically. Such zones may increase the size potential of the target and represent a good exploration target if proximal to high grade breccias (Figure 3).

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Muluncay Project, Ecuador

4.2	Conceptual Model
Mineralisation at Muluncay is of the polymetallic gold-silver mesothermal vein type. These systems are typified by coarse-grained, banded, cockade quartz-sulphide (for example galena-sphalerite-pyrite) occuring in veins and as breccia cement. Many deposits of this type can be mis-interpreted as epithermal due to quartz vein textures, however in epithermal systems quartz is very fine- to fine-grained and saccharoidal.

Mineralisation is hosted in en-echelon faults related to regional scale shear zones, and form multiple parallel vein zones which pinch and swell along strike and down dip. In contrast to epithermal systems, polymetallic gold-silver systems can display precious metal deposition over a large (greater than one kilometre) vertical extent (Figure 8).

5.0	Conclusion
Excellent potential exists at Muluncay for the existence of a low tonnage, high grade gold and silver deposit with possible lead and zinc by-products. Despite the fact that near surface (within 200 metres) high grade material has been largely exhausted by previous workers, it appears economic ore blocks still exist in current workings due to the present gold price and the introduction of modern mining and processing technologies. Furthermore, there has been no drilling to test the depth potential of the system despite the deposit being situated in a district where other mines have been exploited to 800 metres below surface.

The Muluncay Project also benefits from the existence of an operational processing plant with an estimated final capacity of 500 tons per day. Mine development to allow the mechanical extraction of ore is ongoing.

6.0	Recommendations
Further work to include:

•	Channel sampling of existing adits with a rigorous QA/QC protocol;

•	Digital capture of mine plans, long sections and historic production data;

•	3 dimensional modelling and resource-reserve estimate;

•	Bench scale metallurgical scoping study to maximise gold-silver recovery and assess potential Pb-Zn by- product;

•	Diamond drilling to test depth potential, distribution of grade in hanging wall of breccias and potential blind shoots;

•	Continuation of mine development and modernisation;

•	Design parameters of processing plant should be revised upon completion of bench scale metallurgy study.

7.0	References
Bain, D., 2006, Report on Exploration Potential, Muluncay Epithermal Gold Project, Portovelo-Zaruma-Ayapamba area, Province of El Oro, Ecuador. Technical Report.

Corbett, G.J., 2002, Epithermal Gold for Explorationists: AIG Presidents Lecture, AIG Online Journal April 2002. AIG website www.aig.asn.au.

Thournout, F.V., Salemink, J., Valenzuela, G., Merlyn, M., Boven, A. and Muchez, P., 1996, Portovelo: a volcanic-hosted epithermal vein system in Ecuador, South America. Mineralium Deposita v31, p.269 - 276.

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Muluncay Project, Ecuador

Figure 1: Simpliﬁed geology, Portovelo-Zaruma-Arcapamba gold district, Ecuador (modiﬁed from Bain, 2006 and Thournout et al., 1996.

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Muluncay Project, Ecuador

Figure 2: Typical breccia. Note moderate to steep dip of breccia, multi-phase mineralisation, sharp contact with footwall and subparallel to weakly stockworked veining in hanging wall.

Figure 3: Stockwork vein zone and narrow breccias have not been considered economic in the past. The economic potential of these zones should be re-assessed to reﬂect present metal prices.

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Muluncay Project, Ecuador

Figure 4: Breccia composed of banded quartz-sulphide-chlorite fragments supported in a quartz-sulphide cement. Assays pending.

Figure 5: Banded quartz-sphalerite-chlorite vein with disseminated pyrite. Note coarse-grained quartz and andesite fragments. Assays pending.

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Muluncay Project, Ecuador

Figure 6: Monomict breccia supported by coarse-grained, cockade quartz-galena-sphalerite, crosscut by banded and massive quartz and quartz-carbonate veins. Breccia is offset by late normal faults. Weak limonite as fracture ﬁll.

Figure 7: Banded and brecciated quartz-sulphide vein crosscut by massive quartz veins. Disseminated pyrite-galena-sphalerite associated with all phases of quartz deposition.

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Muluncay Project, Ecuador

Figure 8: Conceptual model for mineralisation at Muluncay Project (modiﬁed from Corbett, 2002). Note this model presents a much greater potential vertical extent for mineralisation than true low sulphidation type deposits.

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Muluncay Project, Ecuador

REPORT AUTHORS

Chris Wilson, PhD, FAusIMM (CP), FSEG	Principal Consultant
Chris is an exploration geologist with over 15 years industry experience who specialises in design, implementation and management of exploration projects from grassroots to pre-feasibility, ﬁeld mapping and core logging, implementation of appropriate Best Practice and QA/QC, and audits of preparation and assay laboratories. Chris has signiﬁcant experience in mapping and assessment of mesothermal lode gold systems, low and high sulphidation Au-Ag epithermal systems, Au-Cu-Mo porphyry and porphyry related stockwork and breccia targets, secondary copper blankets, sediment hosted gold systems and iron oxide-copper-gold. Chris has some experience with Fe-Cu-Au skarns and VMS systems.

Prior to becoming an independant consultant, Chris was the exploration manager for Ivanhoe Mines in Mongolia, where he was responsible for countrywide grassroots exploration and area selection, and management of an exploration portfolio consisting of over 125 exploration licences totalling over 11 million hectares.

Andrew Tunningley, MGEOL (Hons), MAusIMM, MSEG	Exploration Geologist
Andrew is an exploration geologist with ﬁve years varied exploration experience in China, Central Asia, Laos, Northeast Africa, Iran, Canada and Peru. Andrew has a broad geological skills set developed whilst working as an exploration geologist for Ivanhoe Mines in Mongolia and China, and more recently as an independant consultant including: regional reconnaissance resulting in area selection and target generation, design, management and interpretation of regional and prospect scale GIS datasets, design and implementation of advanced project ﬁeld mapping, geochemical sampling and reverse circulation/diamond drill programs. Andrew is fully conversant with all aspects of Best Practice as deﬁned by the JORC and National Instrument 43-101 codes, and the design and monitoring of project speciﬁc sampling, sample preparation and QA/QC protocols.

Andrew has speciﬁc experience with Au-Cu-Mo porphyry systems and associated oxide deposits, Cu-Au breccias, Au mesothermal vein systems, Au-Ag-base metal epithermal systems and intrusion hosted gold systems.

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